Exhibit 99.1

QUEST DIAGNOSTICS REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

•	Adjusted diluted EPS from continuing operations of $1.06, vs. $1.15 in 2012

•	Reported diluted EPS from continuing operations of $0.99, vs. $1.09 in 2012

•	Revenues from continuing operations of $1.8 billion, 3.3% below prior year

•	Full year 2013 revenues now expected to be 1% to 2% below prior year

•	Full year 2013 EPS range narrowed to $4.35 to $4.50

•	Sales of HemoCue and ibrutinib royalty rights for approximately $800 million provide flexibility to drive shareholder value, consistent with our capital deployment strategy

•	Announces new Chief Financial Officer to join company July 29

MADISON, N.J., JULY 18, 2013 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the second quarter ended June 30, 2013, adjusted income from continuing operations was $164 million, or $1.06 per diluted share, compared to $185 million, or $1.15 per diluted share, for 2012.

For the second quarter of 2013, reported income from continuing operations was $153 million, or $0.99 per diluted share, compared to $175 million, or $1.09 per diluted share, in 2012. Income from continuing operations in the second quarter of 2013 was reduced by $12 million, or $0.07 per diluted share, of restructuring and integration costs related to the company's ongoing efforts to drive operational excellence and simplify the organization. In the second quarter of 2012, income from continuing operations was reduced by $0.06 per diluted share related to restructuring, integration and CEO succession costs.

Revenues from continuing operations were $1.8 billion for the second quarter, 3.3% below the prior year. Diagnostic information services revenues decreased 3.6%. Volume, measured by the number of requisitions, increased 0.1% versus the prior year. Recent acquisitions added about 1.6% to volume and approximately 1.1% to revenue growth. Revenue per requisition was 3.7% below the prior year. Reduced reimbursement contributed approximately 3.2% of the reduction, and the business mix impact of our recent toxicology acquisition contributed the balance.

For the second quarter of 2013, adjusted operating income from continuing operations was $308 million, or 16.9% of revenues, compared to $349 million, or 18.6% of revenues, for 2012. For the second quarter of 2013, reported operating income from continuing operations was $289 million, or 15.9% of revenues, compared to $333 million, or 17.7% of revenues, in 2012. Cash provided by operations was $208 million, compared to $251 million in the second quarter of 2012.

Steve Rusckowski, President and CEO, commented: “As expected, revenues and earnings improved from first quarter levels, but were down versus the prior year. We saw continued revenue softness in the second quarter compared to the prior year due to lower healthcare utilization and reductions in reimbursement. As we've previously shared, 2013 is a building year; we are making good progress executing our five point strategy; and we expect stronger performance in the second half. The improvement in the second half is expected to be driven by: easier comparisons; the impact of acquisitions; the benefit of investments we have made to drive growth; and the excellent progress we're making with our Invigorate cost-reduction initiative.

“Additionally, we are making very good progress delivering disciplined capital deployment. During the quarter, we completed the acquisitions of the lab outreach business of Dignity Health and Concentra's toxicology business, which is consistent with our goal of contributing 1-2% revenue growth per year through strategically aligned, accretive acquisitions. In addition, we continued to refocus on diagnostic information services through our ongoing portfolio review. In the second quarter, we completed the sale of HemoCue, and used the proceeds to repurchase shares. We repurchased $405 million of our shares in the second quarter, bringing year to date share repurchases to $467 million. This morning, we completed the sale of the ibrutinib royalty rights to Royalty Pharma for $485 million in cash. We expect to use the proceeds to drive shareholder value, consistent with our capital deployment strategy.”

First Half Performance

Revenues from continuing operations were $3.6 billion for the first six months of 2013, 4.9% below the prior year. Adjusted income from continuing operations was $307 million, or $1.95 per diluted share, compared to $353 million, or $2.20 per diluted share, in 2012. On a reported basis, income from continuing operations was $268 million, or $1.71 per diluted share, compared to $331 million, or $2.06 per diluted share, in 2012.

Adjusted operating income from continuing operations for the first half of 2013 was $579 million, or 16.1% of revenues, compared to $667 million, or 17.6% of revenues, for 2012. On a reported basis, operating income from continuing operations was $516 million, or 14.3 % of revenues, compared to $631 million, or 16.7% of revenues, in 2012. Cash provided by operations was $255 million, compared to $412 million in the first six months of 2012.

Outlook for 2013

For 2013, the company estimates results from continuing operations, before special items, as follows:

•	Revenues now expected to be 1% to 2% below the prior year, compared to previous guidance approximating the prior year level;

•	Earnings per diluted share now expected to be between $4.35 to $4.50, compared to previous guidance of between $4.35 and $4.55;

•	Cash provided by operations to approach $1 billion, compared to previous guidance that it would approximate $1 billion; and

•	Capital expenditures to approximate $250 million, unchanged

“We lowered our full-year revenue guidance to reflect softer healthcare utilization,” Mr. Rusckowski said. “Despite our reduced outlook for revenues, we maintained our EPS guidance within the previous range due to our confidence in our ability to deliver additional savings through our Invigorate initiative.”

Note on Non-GAAP Financial Measures

As used in this press release, the term “adjusted” refers to the operating performance measures that exclude restructuring and integration charges and CEO succession costs. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 800-856-2254 for domestic callers or 402-280-9961 for international callers. Telephone replays will be available from 10:30 a.m. Eastern Time on July 18 until midnight Eastern Time on August 16, 2013.

Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company's 2012 Annual Report on Form 10-K and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk,” and “Risk Factors” in the company's Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company's 2013 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

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Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2013 and 2012
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net revenues	$1,815.7	$1,878.4	$3,602.4	$3,787.0

Operating costs and expenses:
Cost of services	1,093.7	1,101.9	2,185.5	2,211.1
Selling, general and administrative	418.5	424.1	866.4	907.3
Amortization of intangible assets	19.8	18.8	39.0	37.6
Other operating (income) expense, net	(5.0)	0.2	(4.2)	(0.2)
Total operating costs and expenses	1,527.0	1,545.0	3,086.7	3,155.8

Operating income	288.7	333.4	515.7	631.2

Other income (expense):
Interest expense, net	(39.9)	(41.8)	(79.8)	(83.9)
Equity earnings in unconsolidated joint ventures	7.3	7.4	13.4	15.0
Other income (expense), net	0.3	(1.3)	3.6	3.4
Total non-operating expenses, net	(32.3)	(35.7)	(62.8)	(65.5)

Income from continuing operations before taxes	256.4	297.7	452.9	565.7
Income tax expense	94.5	113.7	167.8	216.3
Income from continuing operations	161.9	184.0	285.1	349.4
Income from discontinued operations, net of taxes	12.8	2.5	33.1	5.5
Net income	174.7	186.5	318.2	354.9
Less: Net income attributable to noncontrolling interests	9.2	8.8	16.9	18.1
Net income attributable to Quest Diagnostics	$165.5	$177.7	$301.3	$336.8

Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$152.7	$175.2	$268.2	$331.3
Income from discontinued operations, net of taxes	12.8	2.5	33.1	5.5
Net income	$165.5	$177.7	$301.3	$336.8

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$0.99	$1.10	$1.72	$2.08
Income from discontinued operations	0.08	0.02	0.21	0.04
Net income	$1.07	$1.12	$1.93	$2.12

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$0.99	$1.09	$1.71	$2.06
Income from discontinued operations	0.08	0.02	0.21	0.04
Net income	$1.07	$1.11	$1.92	$2.10

Weighted average common shares outstanding:
Basic	152.7	158.5	155.4	158.4
Diluted	154.1	159.8	156.7	159.7

Operating income as a percentage of net revenues	15.9%	17.7%	14.3%	16.7%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
June 30, 2013 and December 31, 2012
(in millions, except per share data)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$148.3	$295.6
Accounts receivable, net	946.8	867.0
Inventories	89.4	93.1
Deferred income taxes	158.8	174.2
Prepaid expenses and other current assets	126.4	91.0
Current assets held for sale	—	40.2
Total current assets	1,469.7	1,561.1
Property, plant and equipment, net	751.8	755.8
Goodwill	5,665.8	5,535.8
Intangible assets, net	929.4	872.2
Other assets	219.4	204.6
Non-current assets held for sale	—	354.4
Total assets	$9,036.1	$9,283.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$915.9	$1,016.2
Short-term borrowings and current portion of long-term debt	374.8	9.4
Current liabilities held for sale	—	22.0
Total current liabilities	1,290.7	1,047.6
Long-term debt	3,121.6	3,354.2
Other liabilities	685.3	635.5
Non-current liabilities held for sale	—	60.8
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both June 30, 2013 and December 31, 2012; 215.4 shares and 215.1 shares issued at June 30, 2013 and December 31, 2012, respectively	2.2	2.2
Additional paid-in capital	2,326.9	2,370.7
Retained earnings	4,898.3	4,690.4
Accumulated other comprehensive (loss) income	(12.8)	14.3
Treasury stock, at cost; 63.5 shares and 56.7 shares at June 30, 2013 and December 31, 2012, respectively	(3,302.7)	(2,914.5)
Total Quest Diagnostics stockholders' equity	3,911.9	4,163.1
Noncontrolling interests	26.6	22.7
Total stockholders' equity	3,938.5	4,185.8
Total liabilities and stockholders' equity	$9,036.1	$9,283.9

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2013 and 2012
(in millions)
(unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$318.2	$354.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142.0	144.0
Provision for doubtful accounts	139.4	147.2
Deferred income tax benefit	(11.0)	(11.3)
Stock-based compensation expense	16.5	34.2
Excess tax benefits from stock-based compensation arrangements	(2.7)	(3.9)
Other, net	(23.5)	0.3
Changes in operating assets and liabilities:
Accounts receivable	(213.3)	(181.9)
Accounts payable and accrued expenses	(68.2)	(87.7)
Income taxes payable	(34.5)	28.6
Other assets and liabilities, net	(7.6)	(12.3)
Net cash provided by operating activities	255.3	412.1

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(179.9)	(50.6)
Proceeds from sale of business	266.0	—
Capital expenditures	(104.7)	(77.4)
Increase in investments and other assets	(0.8)	(2.6)
Net cash used in investing activities	(19.4)	(130.6)

Cash flows from financing activities:
Proceeds from borrowings	578.1	685.0
Repayments of debt	(414.8)	(899.6)
Purchases of treasury stock	(511.6)	(100.0)
Exercise of stock options	63.3	90.6
Excess tax benefits from stock-based compensation arrangements	2.7	3.9
Dividends paid	(95.3)	(54.0)
Distributions to noncontrolling interests	(13.4)	(15.8)
Other financing activities, net	(9.4)	17.2
Net cash used in financing activities	(400.4)	(272.7)

Net change in cash and cash equivalents	(164.5)	8.8

Add: Decrease in cash and cash equivalents included in assets held for sale	17.2	—

Cash and cash equivalents, beginning of period	295.6	164.9

Cash and cash equivalents, end of period	$148.3	$173.7

Cash paid during the period for:
Interest	$84.0	$82.0
Income taxes	$204.9	$202.8

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$152.7	$175.2	$268.2	$331.3
Income from discontinued operations, net of taxes	12.8	2.5	33.1	5.5
Net income available to common stockholders	$165.5	$177.7	$301.3	$336.8

Income from continuing operations	$152.7	$175.2	$268.2	$331.3
Less: Earnings allocated to participating securities	0.6	0.7	0.9	1.3
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$152.1	$174.5	$267.3	$330.0

Weighted average common shares outstanding - basic	152.7	158.5	155.4	158.4
Effect of dilutive securities:
Stock options and performance share units	1.4	1.3	1.3	1.3
Weighted average common shares outstanding - diluted	154.1	159.8	156.7	159.7

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$0.99	$1.10	$1.72	$2.08
Income from discontinued operations	0.08	0.02	0.21	0.04
Net income	$1.07	$1.12	$1.93	$2.12

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$0.99	$1.09	$1.71	$2.06
Income from discontinued operations	0.08	0.02	0.21	0.04
Net income	$1.07	$1.11	$1.92	$2.10

2)
Adjusted amounts for operating income, operating income as a percentage of net revenues, income from continuing operations attributable to Quest Diagnostics' stockholders, and diluted earnings per common share represent the Company's results before the impact of the restructuring and integration charges and first and second quarter 2012 costs associated with the succession of our prior CEO. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconcile reported results to adjusted results:

	Three Months Ended June 30, 2013
	(dollars in millions, except per share data)
		Restructuring and Integration Charges
	As Reported	(a)	As Adjusted
Operating income	$288.7	$18.8	$307.5
Operating income as a % of net revenues	15.9%	1.0%	16.9%
Income from continuing operations attributable to Quest Diagnostics' stockholders (b)	$152.7	$11.5	$164.2
Diluted earnings per common share	0.99	0.07	1.06

(a)	Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.

(b)	For the restructuring and integration charges, income tax benefits were calculated using a combined federal and state rate of 38.4%.

	Six Months Ended June 30, 2013
	(dollars in millions, except per share data)
		Restructuring and Integration Charges
	As Reported	(c)	As Adjusted
Operating income	$515.7	$63.3	$579.0
Operating income as a % of net revenues	14.3%	1.8%	16.1%
Income from continuing operations attributable to Quest Diagnostics' stockholders (d)	$268.2	$38.9	$307.1
Diluted earnings per common share	1.71	0.24	1.95

(c)	Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.

(d)	For the restructuring and integration charges, income tax benefits were calculated using a combined federal and state rate of 38.4%.

	Three Months Ended June 30, 2012
	(dollars in millions, except per share data)
		Restructuring and Integration Charges	CEO Succession Costs
	As Reported	(e)	(f)	As Adjusted
Operating income	$333.4	$12.3	$3.0	$348.7
Operating income as a % of net revenues	17.7%	0.7%	0.2%	18.6%
Income from continuing operations attributable to Quest Diagnostics' stockholders (g)	$175.2	$7.6	$1.8	$184.6
Diluted earnings per common share	1.09	0.05	0.01	1.15

(e)	Represents costs primarily associated with professional fees and workforce reductions incurred in connection with further restructuring and integrating our business.

(f)	Principally represents accrued severance and accelerated vesting of equity awards in connection with the succession of our prior CEO.

(g)	For the restructuring and integration charges and CEO succession costs, income tax benefits were calculated using a combined federal and state rate of 38.7%.

	Six Months Ended June 30, 2012
	(dollars in millions, except per share data)
		Restructuring and Integration Charges	CEO Succession Costs
	As Reported	(h)	(i)	As Adjusted
Operating income	$631.2	$25.4	$10.1	$666.7
Operating income as a % of net revenues	16.7%	0.7%	0.2%	17.6%
Income from continuing operations attributable to Quest Diagnostics' stockholders (j)	$331.3	$15.6	$6.1	$353.0
Diluted earnings per common share	2.06	0.10	0.04	2.20

(h)	Represents costs primarily associated with professional fees and workforce reductions incurred in connection with further restructuring and integrating our business.

(i)	Principally represents accrued severance and accelerated vesting of equity awards in connection with the succession of our prior CEO.

(j)	For the restructuring and integration charges and CEO succession costs, income tax benefits were calculated using a combined federal and state rate of 38.7%.

3)
The following tables summarize the impact to the year over year comparisons for the restructuring and integration charges and CEO succession costs on certain reported results for the three and six months ended June 30, 2013 and 2012 (in millions, except per share data):

Three months ended June 30, 2013 and 2012
	Restructuring and Integration Charges			CEO Succession Costs
	2013	2012	Better (Worse)	2013	2012	Better (Worse)
Cost of services	$6.9	$4.6	$(2.3)	$—	$—	$—
Selling, general and administrative	11.9	7.7	(4.2)	—	3.0	3.0
Operating income	18.8	12.3	(6.5)	—	3.0	3.0
Income from continuing operations attributable to Quest Diagnostics' stockholders	11.5	7.6	(3.9)	—	1.8	1.8
Diluted earnings per common share	0.07	0.05	(0.02)	—	0.01	0.01

Six months ended June 30, 2013 and 2012
	Restructuring and Integration Charges			CEO Succession Costs
	2013	2012	Better (Worse)	2013	2012	Better (Worse)
Cost of services	$24.3	$8.6	$(15.7)	$—	$—	$—
Selling, general and administrative	39.0	16.8	(22.2)	—	10.1	10.1
Operating income	63.3	25.4	(37.9)	—	10.1	10.1
Income from continuing operations attributable to Quest Diagnostics' stockholders	38.9	15.6	(23.3)	—	6.1	6.1
Diluted earnings per common share	0.24	0.10	(0.14)	—	0.04	0.04

4)
Other operating (income) expense, net includes miscellaneous income and expense items related to operating activities. For both the three and six months ended June 30, 2013, other operating (income) expense, net includes a gain of $5.7 million resulting from consideration associated with certain non-compete agreements.

5)
Other income (expense), net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the six months ended June 30, 2013 and 2012, other income (expense), net includes gains of $3.6 million and $3.5 million, respectively, associated with investments held in trusts pursuant to our supplemental deferred compensation plans.

6)
On April 19, 2013, the Company entered into an accelerated share repurchase agreement ("ASR") with a financial institution to repurchase $450 million of the Company’s common stock as part of the Company’s Common Stock repurchase program. The ASR is structured as a combination of two transactions: (1) a treasury stock repurchase and (2) a forward contract which permits the Company to purchase shares immediately with the final purchase price of those shares determined by the volume weighted average price of the Company's common stock during the purchase period, less a fixed discount. For the three months ended June 30, 2013, the Company repurchased 7.2 million shares of its common stock at a price of $55.92 per share for $405 million, which represents approximately 90 percent of the total shares expected to be repurchased under the ASR. The forward contract will settle the remaining shares upon the completion of the ASR in the third quarter of 2013. The Company recorded this transaction as an increase to treasury stock of $405 million, and recorded the remaining $45 million as a decrease to additional paid-in capital in the Company's Consolidated Balance Sheets at June 30, 2013. The $45 million recorded in additional paid-in capital will be reclassified to treasury stock upon completion of the ASR. For the six months ended June 30, 2013, the Company repurchased 8.3 million shares of its common stock at an average price of $56.16 per share for a total of $467 million, including 7.2 million shares repurchased in the second quarter of 2013 under the ASR. For the three and six months ended June 30, 2013, the Company reissued 1.1 million and 1.5 million shares, respectively, for employee benefit plans. At June 30, 2013, $353 million remained available under the Company’s share repurchase authorizations.

7)
On April 9, 2013, the Company completed the sale of its HemoCue diagnostic products business. As a result, income from discontinued operations, net of taxes for the three and six months ended June 30, 2013, include a gain of $13.3 million associated with the sale of HemoCue. In addition, income from discontinued operations, net of taxes for the six months ended June 30, 2013, includes discrete tax benefits of $19.8 million associated with favorable resolution of certain tax contingencies related to our NID business, which was wound down in 2006.

8)
The outlook for adjusted diluted earnings per common share represents management’s estimates for the full year 2013 before the impact of the restructuring and integration charges. These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the Company’s ongoing operating performance and are on a basis consistent with previous estimates of diluted earnings per common share. Adjusted diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to the corresponding amount determined under accounting principles generally accepted in the United States.

The following table reconciles our 2013 outlook, on an adjusted basis, to the corresponding amounts determined under accounting principles generally accepted in the United States. The outlook, on an adjusted basis, excludes the impact of the restructuring and integration charges.

	Outlook for 2013 Before Special Items
		Restructuring and Integration Charges
	As Reported	(a)	As Adjusted
Diluted earnings per common share	$4.11 - $4.26	$0.24	$4.35 - $4.50

(a)	Represents pre-tax costs of $63.3 million primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.